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                                                                      EXHIBIT 4

                           HILLCREST HOLDINGS, L.L.C.



                                  July 24, 1998



Board of Directors
Salex Holding Corporation
50 Laser Court
Hauppauge, New York 11788-3912

Ladies and Gentlemen:

         Subject to the terms of this letter of intent, Hillcrest Holding, LLC, or its assignee or designee (together, "Buyer") offers to acquire the operating businesses (the "Business") and substantially all of the assets of Salex Holding Corporation and its subsidiaries and affiliates (collectively, "Seller"). Buyer is controlled by Pershing and Betty Sun and will have at closing an initial capitalization of at least $1,000,000.

         Pursuant to the Transaction (as defined below), Buyer will acquire substantially all tangible and intangible assets of Seller, assume substantially all known operating liabilities of Seller, and will provide Seller with income as provided herein. Moreover, Buyer intends to rehire substantially all current employees of Seller and assume documented executory contracts (including employment agreements) as it deems necessary and appropriate to the operation of the Business.

         The purpose of this letter of intent is to state certain binding agreements between Buyer and Seller with respect to the purchase by Buyer of all of the assets of Seller relating to the Business (the "Transaction").

         In recognition and consideration of the mutual promises of Buyer and Seller that are stated in this Letter of Intent, and the significant costs to be borne by Buyer and Seller in pursuing this transaction, the parties hereby agree as follows.

         Section 1. Agreement. Immediately after the execution of this Letter of Intent, Buyer and Seller will enter into a definitive, legally binding, written contract pursuant to which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the tangible and intangible assets of Seller that are used or useable in the conduct of the Business (the "Agreement"). The
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parties shall enter into the Agreement on or before August 1, 1998.

         Section 2.  Assets to be Purchased.

         2(a) The assets to be purchased by Buyer shall specifically include all tangible assets used or useable in the Business, including, but not be limited to, the following tangible personal property:

         (i) All valid and collectible accounts receivable, claims, settlements, and notes due, including all amounts held in escrow, including but not limited to the insurance settlement with Alex Gianoplus, Seller and Salvatore Crimi. For the purposes of this letter of intent, "accounts receivable" mean all invoiced and properly accrued obligations of customers to pay for goods and services.

         (ii) All names, trade names, trademarks and servicemarks of Seller, including but not limited to, the name "Salex".

         (iii) All real estate assets including building and land located at 50 Laser Court, Hauppauge, New York.

         (iv) All of the Seller's office equipment (including computer systems) and telephone numbers, office furniture, and other tangible personal property used or useable in the conduct of the Business.

         (v) All books and records relating to the Business excluding original tax records.

         2(b) The assets to be purchased by Buyer shall specifically include all intangible assets used or useable in the Business including, but not be limited to, the following intangible personal property:

         (i) All purchase orders received by Seller relating to the Business that are unfilled and outstanding as of the closing date.

         (ii) All proposals, quotations, and bids made to the Seller's customers that are outstanding as of the closing date.

         (iii) All contracts with customers and suppliers, and all other contracts required for the operation of the Business.

         (iv) All manufacturers' warranties for the tangible personal property that is included in the Transaction, and all
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other instruction manuals, service manuals, maintenance records and other documents, if any, for the tangible personal property that is included in the Transaction.

         (v) Seller's goodwill associated with the Business.

         (vi) All cash on hand and in bank accounts.

         (vii) All prepaid insurance and other prepaid items.

         2(c) Ownership of the assets included in the Transaction will be transferred by Seller to Buyer on the closing date free and clear of all liens and other encumbrances, except as properly documented and expressly approved by Buyer in writing.

         Section 3. Non-competition agreement. At the closing, Buyer will enter into an appropriate non-competition and non-solicitation agreement with Seller, under which Seller, for 5 years after the date of the closing, will not (either directly or indirectly through any business entity whether owned or controlled by Seller or not) solicit any customers (current or former) or employees of, or compete with, the Business.

         Section 4. Assumption of liabilities.

         4(a) Buyer will assume substantially all trade liabilities of Seller with current vendors incurred in the ordinary course of business. Buyer will also assume substantially all non-operational liabilities as deemed by Buyer to be necessary to the operation of the Business provided that they were properly authorized by Seller's board of directors, properly documented and executed and fully disclosed to Buyer. Notwithstanding the foregoing, at closing, the book value of liabilities to be assumed by Buyer will not exceed the book value of the assets purchased by Buyer by more than $1,765,000.

         4(b) Buyer will assume none of Seller's debts, obligations, or other liabilities of any kind or nature whatsoever, except for those liabilities described in Section 4(a) and specifically assumed by Buyer in writing pursuant to the Agreement. Buyer will also not assume responsibility for obligations to current and former shareholders of Seller, Synergistic Holdings Corp. or Dickinson Holding Corp., and employees of Seller (except for contractual obligations to current employees that Buyer elects to assume). Buyer will not assume Seller's obligations for former professional services provided to Seller or for personal obligations incurred by Salvatore Crimi or his family. All sales commitments and vendor obligations, as well as any executory
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contracts, leases, and other agreements, are to be scheduled and reviewed for possible assumption, but only upon full and timely disclosure of all terms and obligations according to a predetermined schedule.

         Section 5. Purchase price. The purchase price for the tangible and intangible property described in Section 2 above and for the non-competition covenants described in paragraph 3 shall be as follows:

         For each twelve month period commencing on the first day of the first month after closing and ending on the last day of the sixtieth month thereafter, Buyer will pay Seller 2% of the gross annual revenues collected by Buyer above $30,000,000 during each such twelve month period. Amounts payable shall be paid within 120 days of the end of each twelve month period. Buyer shall, notwithstanding actual revenues, be liable to pay Seller for such sixty month period an aggregate minimum amount of $250,000. Any purchase price payable by Buyer shall be off-set by any indemnification or other obligations of Seller to Buyer.

         Section 6.  Other Agreement Terms and Conditions

         The Agreement shall contain the following additional terms and conditions:

         6(a) Seller's obligation to close under the Agreement shall be contingent upon Buyer being capitalized at closing with at least $1,000,000 in cash and/or cash equivalents.

         6(b) Seller shall change its name at closing to a name approved by Buyer that does not include the word "Salex" or any names used by Seller in the past.

         6(c) The Agreement shall contain representations and warranties of Seller customary for transactions of this nature. Seller shall indemnify Buyer for any breach by Seller of any of Seller's representations or warranties, or for any failure of Seller to perform any of its obligations under this Letter of Intent or the Agreement, or for any liabilities of Buyer arising out of any non-assumed liabilities.

         6(d) If Buyer is sold in its entirety within twelve months after the closing, Seller will receive 50% of the net proceeds in excess of the "Buyer's Capitalization" (as defined herein). The "Buyer's Capitalization" will be computed as the greater of the initial capitalization of Buyer or its capitalization at the time of a subsequent sale, as adjusted for any dividends or capital
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distributions, plus $1,020,000.00 (which represents the cash invested by the Suns into Seller prior to the Transaction, plus 6% annual interest and expenses).

         6(e) Upon execution of this Letter of Intent, Seller shall immediately cause to be prepared a proxy statement and other proxy materials soliciting, on behalf of the Board of Directors of the Company, the approval of the Transaction of the stockholders of the Company. Said proxy materials shall be filed with the Securities and Exchange Commission on or before August 28, 1998.

         6(f) Seller shall diligently proceed to take all actions necessary to close the Transaction on or before October 31, 1998, unless such closing date is extended in writing by Buyer.

         6(g) Time is of the essence as to all dates.

         6(h) All documents shall be drafted by counsel to Buyer.

         6(i) Seller shall obtain, at its expense, a fairness opinion from a mutually acceptable investment bank.

         6(j) Seller shall obtain all consents and permits required to effect the Transaction.

         6(k) Each party will pay its own professional fees and other expenses.

         6(l) Seller shall postpone its Annual Meeting of Stockholders while the Transaction is pending.

         Section 7. Break-up Fee. Seller acknowledges that the time, effort and expenses expended and to be expended by the Buyer in the negotiation and consummation of the Transaction are and will be substantial and non-revocable and that the same involve considerable risk on their part. Accordingly, in consideration of the foregoing, if the Board of Directors of Seller subsequently decides to accept an alternate proposal for a sale, lease, merger, acquisition, partnership, strategic alliance or financing or like transaction from a third party, including, but not limited to, any prior or existing shareholder or consultant of Seller, Buyer, as a preferred bidder, will immediately upon acceptance of such proposal be entitled to a $800,000.00 break-up fee plus all expenses (the "Break-Up Fee") to be payable to Buyer at closing of the alternate transaction.

         Section 8. Sale to be contingent on satisfactory due diligence investigation. Buyer will conduct a due diligence
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investigation of the assets and the Business after the execution of this Letter of Intent, and Buyer will have right to terminate this Letter of Intent and/or the Agreement if the results of Buyer's due diligence investigation are not satisfactory to the Buyer in its sole and absolute discretion.

         Section 9.  No brokers.

         9(a) Buyer represents that the Buyer has not dealt with any brokers, and has not made any agreements to pay any third party a brokerage commission or similar compensation, in connection with the transactions described in this letter of intent. Buyer will indemnify and hold the Seller harmless from and against any claim or liability arising from any breach of this representation by Buyer.

         9(b) Seller represents that Seller has not dealt with any brokers, and has not made any agreements to pay any third party a brokerage commission or similar compensation, in connection with the transactions described in this letter of intent. Seller will indemnify and hold Buyer harmless from and against any claim or liability arising from any breach of this representation by Seller.

         Section 10. Access. Seller will provide Buyer with unfettered, unrestricted access to Seller's employees, the assets, Seller's facilities and the books and records relating thereto from the date hereof to the Closing, and key vendors, customers, and creditors.

         Section 11. Best Efforts. Seller will use its best efforts to cause the Transaction to be effected in accordance with the time schedule set forth herein. In the event the Transaction does not close, and Seller is deemed to have breached its obligations set forth in the preceding sentence, Seller shall be obligated to pay Buyer, as liquidated damages, the Break-Up Fee.

         Section 12. Confidentiality. Seller, nor any of its officers, directors, employees, agents, consultants or anyone acting in Seller's behalf, will disclose to any third party the existence of this Letter of Intent or any of the terms hereof except to those employees and professional advisors with an absolute need to know and as may be required by applicable law. Seller acknowledges that the money damages will not be sufficient to compensate Buyer in the event of a breach of this Section. Accordingly, Buyer shall also be entitled to equitable relief in the event of such breach.
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         Section 13. Governing Law. This Letter of Intent, the Agreement and any
other agreement resulting here from shall be deemed to be made in Delaware and shall be interpreted under the laws applicable to contracts to be performed wholly therein.

         Section 14. Integration. The terms and conditions contained in this Letter of Intent supersede all prior oral and/or written understandings between the parties and constitutes the entire agreement between them concerning the subject matter hereof. This Letter of Intent shall not be modified or amended except in writing signed by an authorized representative of the party to be charged.

         Section 15. Further Assurances. The parties hereto agree that, at any time and from time to time, they will execute and deliver any and all further instruments and take all further action that may be necessary or desirable in order to carry out the purposes and provisions of this Letter of Intent and the transactions contemplated hereby.

         Section 16. Counterparts. This Letter of Intent and the Agreement, may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 17. Binding Effect. This Letter of Intent shall be binding upon and insure to the benefit of the parties hereof, their transferees, assigns, heirs and legal representatives.

         Section 18. Drafting. This Letter of Intent has been drafted on mutual contribution of language, and is not be construed against any party hereto as being the drafter hereof or causing the same to be drafted.
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         Section 19. Acceptance. The offer contained herein is contingent upon the Board accepting the offer on or before July 28, 1998.

         Section 20. No Shopping. From the date hereof through and until the earlier of termination of this agreement or closing, neither Salex nor any of its affiliates (Seller), employees, officers, agents or advisors shall, directly or indirectly, (a) solicit, initiate or encourage any inquiries, proposals or offers from any person, party or entity (Person) relating to any acquisition (or sublease as the case may be) of the acquired assets or the business or any portion thereof, or any securities of, or any merger, consolidation or business combination with Seller, or (b) with respect to any effort or attempt by any other Person to do or seek any of the foregoing, (i) participate in any discussions or negotiations, (ii) furnish to any other Person any information with respect to, or afford access to the properties, books or records of or relating to, Seller, the acquired assets or the business, or (iii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort, Seller shall promptly notify Buyer and the board if any such proposal or offer or any inquiry or contact with any Person with respect thereto is made.

         Section 21. Acceptance of final offer is subject to approval of Buyer's counsel.

                                          Very truly yours,

                                          HILLCREST HOLDING, L.L.C.

                                          By: /s/ Betty Sun
                                              ------------------------------

The undersigned corporation
agrees to the foregoing on this
     day of July, 1998.

Salex Holding Corporation

By: /s/ Andrew Lunetta
    ---------------------------
    Name:  Andrew Lunetta
    Title:  Treasurer

Sworn to before me
this 29th day of July, 1998.

 /s/ Lorraine Costea
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